Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
     The undersigned Acumen Financial Services Group, PC, independent public accountants, hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-38926, 333-83321, 333-83325, 333-83327, 333-73664, 333-100003, 333-106057, 333-106058, 333-120154, 333-135487 and 333-14972 and Form S-3 Nos. 333-110389 and 333-139205) of Art Technology Group, Inc. of our report dated January 11, 2008 on the consolidated financial statements of eShopperTools.com, Inc. as of June 30, 2007 and 2006 and for the years then ended, that is included in this Current Report on Form 8-K/A.

ACUMEN FINANCIAL SERVICES
GROUP, PC

WILSONVILLE, OREGON	By:

April 22, 2008